EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement of Valence Technology, Inc. on Form S-3, of our report dated May 20, 1999, except for the borrowing of an aggregate of $5,450,000 from a stockholder during the first quarter of fiscal 2000, as to which the date is June 16, 1999, on our audit of the consolidated financial statements of Valence Technology, Inc. and subsidiaries as of March 28, 1999 and for the years ended March 28, 1999 and March 29, 1998, which appear in the Valence Technology, Inc. Annual Report on Form 10-K for the year ended March 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 13, 2001